Exhibit 10.17

Treasury Services Agreement

Dated as of December 3, 2021

Between	TeleSign Corporation, a California corporation having its registered office at 13274Fiji Way Suite 600, Marina del Rey, CA 90292, U.S.A., with entity number C2716106.

Torino Holding Corp., a Delaware corporation having its registered office c/o The Corporation Trust Company, 1209 Orange Street, Wilmington, New Castle, Delaware 19801, U.S.A., with entity number 6386899.

TeleSign Holdings, Inc., a Delaware corporation having its registered office c/o The Corporation Trust Company, 1209 Orange Street, Wilmington, New Castle, Delaware 19801, U.S.A., with entity number 5137758.

“the TeleSign Companies”

And	Proximus SA de droit public / NV van publiek recht, incorporated under Belgian law, having its registered office at Boulevard du Roi Albert II 27, 1030 Brussels, Belgium, and registered in the R.P.M. (Registre National des Personnes Morales) under number BE 0202.239.951 (“PXS”),

Together “the Parties”

In which	the Parties want to formalize their areas of cooperation and the optimal structure and related costs to their treasury management activities.

Accordingly, the Parties agree as follows:

Preamble

Proximus through its Proximus Group Treasury team performs a number of financial services for its subsidiaries in general and for the TeleSign Companies in particular as described in this agreement, deploying its expertise, software and administrative tools to support the subsidiaries leveraging its expertise in financial markets to obtain the best possible prices from banks for financial products and services. As per the practice maintained with all its affiliates Proximus does provide these services against a remuneration paid by its affiliates through the margins charged on loans and deposits.

This Treasury Services Agreement describes the financial services offered and terms and conditions upon which these services are offered by Proximus to the TeleSign Companies, including the margins charged for loans and deposits in lieu of services rendered.

Proximus and TeleSign Corporation had previously entered into a Treasury Services Agreement dated 23 August 2021 (“TeleSign Agreement”) wherein, Proximus were to provide treasury services to TeleSign Corporation on the terms and conditions contained therein. The Parties herein agree that this Treasury Services Agreement shall supersede and replace the TeleSign Agreement upon the date of this Treasury Services Agreement.

Proximus public limited company of Belgian Public Law, exercising its activities under the commercial name Proximus, located in Bd. du Roi Albert II 27, B-1030 Brussels, Belgium,VAT BE 0202.239.951, Brussels Register of Legal Entities, Giro BE50 0001 7100 3118	Page 1 of 5

1       Daily cash management

PXS will provide daily cash management services to the TeleSign Companies in the best interest of the TeleSign Companies, PXS and Proximus Group as a whole. Cash management decisions will be amongst others based on the TeleSign Companies’ internal and external obligations, incoming and outgoing payments, tax prerequisites, the financial markets conditions, Proximus Group’s counterparty risk policies and credit availability.

The mutual rights and obligations of the Parties in the cash management relationship between PXS and the TeleSign Companies mainly concern the treasury flows and financing needs of the TeleSign Companies.

PXS acts as inhouse bank for Proximus affiliates, operating at arms’ length and in line with normal practices on the financial markets. Accordingly, and consistent with this role and market practices, Proximus will benefit from a margin on its loans to the TeleSign Companies and a discount on loans from the TeleSign Companies as described below and in Appendix 1.

1.1       Cash concentration centre activities

Consistent with TeleSign Companies’ working capital needs, the TeleSign Companies shall deposit their excess cash with PXS for fixed periods ranging from *** at the interest conditions foreseen in Appendix 1.

PXS will however have the optionality to accept or refuse these deposits from TeleSign Companies, any such decision being contingent on PXS’ own cash position, conditions on the financial markets, fiscal context, or other consideration as may be at play and impacting PXS’ overall assessment of the deposit request on its merits. If PXS decides not to accept a deposit, parties may either revise the rate as described in Appendix 1 for the concerned deposit, or alternatively PXS can support TeleSign Companies to find an alternative channel to deposit the money, consistent with the PXS Counterparty Risk Policy, as may be updated from time to time.

PXS will inform the TeleSign Companies of any changes in the margin defining the interest rate as per Appendix 1, at least one month in advance of the new interest rate being applicable. The new interest rates will apply only to future loans or deposits and will not affect the outstanding deposits.

1.2       Intragroup financing centre activities

REVOLVING CREDIT FACILITY

A revolving credit facility may be granted by PXS to the TeleSign Companies. However, a maximum credit amount is defined in Appendix 2. The setup of, or changes of to a credit facility can be agreed upon, consistent with respective parties’ internal governance.

TERMS OF USE OF THE CREDIT FACILITY

The credit facility can be used in the form of straight loans for a fixed period ranging from ***.

No commitment fees shall be charged for any unused portions of the facility.

Long term loans granted by PXS to the TeleSign Companies do not fall under this facility. Such specific long term loan agreements for structural financing requirements (e.g. CAPEX, goodwill, etc.) can be set up between both parties consistent with respective parties internal governance.

The credit facility can be used in EUR or USD. Other currencies are subject to the agreement of the Treasury Department of PXS. Used amounts under the credit facility will be converted to the currency in which the credit facility is labelled at the ECB fixing of a particular day in order to calculate the outstanding credit facility amount on that day.

Proximus, Bd. du Roi Albert II 27, B-1030 Brussels, Belgium VAT BE 0202.239.951, Brussels Register of Legal Entities, Giro BE61310124803017EUR - BBRUBEBB	Page 2 of 5

INTEREST RATE

Short term straight loans will bear interest based on the EURIBOR or LIBOR rate of the corresponding tenor of the loan and a margin which can be found in Appendix 1. The interest calculation for the loan will be based on the exact number of days, divided by 360 or 365, in line with common practice for the currency of the loan. Interests are due on the maturity date of the straight loan.

However, straight loans (capital including maturing interests) can be renewed (as a roll over) by contacting PXS’s Treasury at the latest *** before the maturity date as long as the credit facility exists.

If a straight loan is not repaid on its final maturity date, the capital and interests will bear late interest charges equal to the original rate of the straight loan plus a late interest margin of ***.

EXPIRATION OF THE CREDIT FACILITY

The credit facility is granted for an undefined period of time and is revolving in nature. However, it can be terminated by either party giving a one month’s notice to the other party. At the end of this notice period, any outstanding amount will become immediately due.

No interest penalty will be due for an early reimbursement of borrowed amounts under normal circumstances.

1.3       Currency centre activities

HEDGING OPERATIONS

Proximus Group’s foreign exchange risk management is centralized within PXS. Its front office is solely authorized to execute hedging operations with the banks’ dealing rooms due to the expertise which is required to execute such kind of specialized operations.

The TeleSign Companies remain nevertheless responsible for calculating their foreign exchange position in every foreign currency used in the business, such as open purchase orders, invoices to receive, accounts receivable, accounts payable, bank accounts balances, CAPEX or OPEX investments, etc, … and for taking the relevant measures to mitigate any foreign currency exposure as soon as it appears. However, PXS will provide the necessary support to the TeleSign Companies during this exercise and will give advice and guidance in the transactions to be made before PXS will execute the necessary operations, in line with prevailing group policies, in order to hedge these foreign currency exposures and minimize any currency fluctuation risk.

HEDGING ADMINISTRATION

PXS’ Operations team will take care of the administration linked to the transactions with banks, such as sending correct bank confirmations within the specified timeframes, executing bank transfers, sending Standard Settlement Instructions to banks, providing accurate reporting and accounting, etc.

Nevertheless, the TeleSign Companies remain responsible for the good execution of all wire transfers, payments, … to PXS, from bank accounts on which PXS doesn’t have power of attorney.

1.4       Payment factory activities

Not foreseen in this contract.

.

Proximus, Bd. du Roi Albert II 27, B-1030 Brussels, Belgium VAT BE 0202.239.951, Brussels Register of Legal Entities, Giro BE61310124803017EUR - BBRUBEBB	Page 3 of 5

2        Financial advisory services and general business support

Next to the treasury services described in part 1 of this Agreement, PXS will also provide additional services which support these treasury working areas and the TeleSign Companies’s business as a whole.

PXS will provide amongst others the following services to the TeleSign Companies on an ad-hoc or more regular basis, as it applies:

-	Working Capital and Free Cash Flow: monitoring and analysis, the identification of areas for improvement, and the suggestion of specific actions in the domains of Accounts Receivable, Accounts Payable and Inventory Management (e.g. payment terms guidance and cash discount analysis);

-	Leasing files analyses: providing guidance, benchmarking input and compliance advice.

-	Contact and negotiation with potential financial counterparties, supporting the commercial and technical business units.

3       Documentation, regulatory and administrative services

PXS will also provide accurate document management, compliance with relevant regulatory frameworks and extensive administrative support to the TeleSign Companies with regard to the services described in parts 1 and 2 of this Agreement.

These additional services include amongst others:

-	The execution of all relevant Treasury front and back-office activities such as bank relationship management, the management of financial accounts, treasury reporting, etc.

-	The conclusion and maintenance of ISDA (“International Swaps and Derivatives Association”) Agreements with all relevant counterparties in the context of core treasury activities and commodity deals for the business, in the best interest of the TeleSign Companies, PXS and Proximus Group as a whole.

-	The assurance of compliance with the EMIR (“European Market Infrastructure Regulation”) rules. This regulation is applicable to the Parties as they have entered into and will continue to enter into OTC derivative transactions (mainly forward FX contracts).

PXS and the TeleSign Companies consider themselves as Non-Financial Counterparties (NFC) below the clearing threshold and below the portfolio compression obligation threshold for EMIR classification purposes (i.e. NFC-) and are holding the OTC derivatives for commercial hedging purposes only. As a consequence, the Parties need to comply with the EMIR requirements related to Timely Confirmation, Portfolio Reconciliation & Dispute Resolution and Trade Reporting.

PXS provides this compliance service to the TeleSign Companies and takes as such all necessary actions and decisions in this context, including but not limited to: adherence to the relevant ISDA protocols, request and maintenance of Legal Entity Identifiers (LEI), conclusion of “Reporting on behalf” Agreements with financial counterparties in name of the TeleSign Companies,

However, the TeleSign Companies remains responsible to comply with applicable U.S laws as it relates to its obligations under this Agreement.

4       General provisions

PARTIAL INVALIDITY

Any invalidity of a provision in this Agreement will in no way affect the other provisions of the Agreement. The terms and conditions of the Agreement need to be understood as stipulated, subject to any changes that may result from legislative or regulatory acts or from new administrative interpretations, since these changes are integrated in the Agreement once they are adopted. In the event a provision in the Agreement should become null and void or its validity is affected, both Parties agree to negotiate a new provision in good faith in which the Parties will strive for an outcome which is as close as possible to the former provision.

Proximus, Bd. du Roi Albert II 27, B-1030 Brussels, Belgium VAT BE 0202.239.951, Brussels Register of Legal Entities, Giro BE61310124803017EUR - BBRUBEBB	Page 4 of 5

MODIFICATIONS

Safe for revisions of the margins defining interest rates as per Appendix 1 which can be reviewed by PXS upon 1 month notice to the TeleSign Companies (section 1.1), any modification to this Agreement requires prior written consent of all Parties.

TRANSFER AND ASSIGNMENT

Neither PXS nor the TeleSign Companies will assign any of its rights or obligations under this Agreement or transfer its legal relationship to another party, in whole or in part, without the prior written consent of the other party (such consent not to be unreasonably withheld or delayed).

NOTICES

Any notices required under this Treasury Services Agreement can be validly sent to the following addresses by mail:

•	For PXS:	Proximus SA – Treasury
Attn : ***
Tel: ***
Mail: ***

•	For the TeleSign Companies:
Attn : ***

Tel: ***

Mail: ***

DURATION AND TERMINATION

This Treasury Services Agreement is entered into for an indefinite duration but can be terminated by either party upon three-month prior written notice.

APPLICABLE LAW AND JURISDICTION

This Agreement and any non-contractual obligations arising out of or in connection with it will be governed by, and construed and enforced in accordance with the Belgian law.

The Parties hereby agree that any dispute (including of a non-contractual nature), which arise out of or in connection with this Agreement, will be brought to the competent court in Brussels.

For PXS NV	For the TeleSign Companies
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***	***
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Proximus, Bd. du Roi Albert II 27, B-1030 Brussels, Belgium VAT BE 0202.239.951, Brussels Register of Legal Entities, Giro BE61310124803017EUR - BBRUBEBB	Page 5 of 5